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                                                                    Exhibit 2.1









                               Beaver Valley Mall

                           PURCHASE AND SALE AGREEMENT

                                     BETWEEN


                                CALIFORNIA PUBLIC
                          EMPLOYEES' RETIREMENT SYSTEM

                        a California public pension fund

                                    AS SELLER

                                       AND


                             PREIT ASSOCIATES, L.P.

                         a Delaware limited partnership

                                  AS PURCHASER


                              As of March 29, 2002










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                           PURCHASE AND SALE AGREEMENT


THIS PURCHASE AND SALE AGREEMENT (the "Agreement") is made as of the 29th day of March, 2002 (the "Effective Date"), by and between CALIFORNIA PUBLIC EMPLOYEES' RETIREMENT SYSTEM, a California public pension fund ( "Seller" ), having its office c/o Lend Lease Real Estate Investments, Inc. at 3424 Peachtree Road, N.E. Suite 800, Atlanta, Georgia 30326 and PREIT ASSOCIATES, L.P., a Delaware limited partnership, or its assignee or nominee ("Purchaser"), having an office at The Bellevue, Third Floor, 200 South Broad Street, Philadelphia, Pennsylvania 19102.

                              W I T N E S S E T H:



                                   ARTICLE 1
                                PURCHASE AND SALE


         1.1 Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey and Purchaser agrees to purchase the following:

         (a) (i) those certain tracts or parcels of land situated in Beaver County, Pennsylvania, more particularly described on Exhibit A attached hereto and made a part hereof, (ii) Seller's leasehold interest pursuant to that certain Lease between William F. Sullivan and Rosemary Sullivan, as Lessor (Lessor or its successor, herein, "Ground Lessor") and Beaver Valley Mall, Inc., as Lessee, dated November 30, 1967; as assigned by Assignment of Lessee's Interest in Ground Lease dated March 20, 1985 (as assigned, amended or renewed (the "Ground Lease") in those certain tracts or parcels of land situated in Beaver County, Pennsylvania, more particularly described on Exhibit A-1 attached hereto and made a part hereof, and (iii) Seller's undivided 50% interest in those certain tracts or parcels of land situated in Beaver County, Pennsylvania, more particularly described on Exhibit A-2 attached hereto, each of the foregoing, together with all and singular the rights and appurtenances pertaining to such property, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way (the property described in clause (a)(i) of this Section
         1.1 being herein referred to as the "Fee Parcel", the property described in clause (a)(ii) of this Section 1.1 being herein referred to as the "Leasehold Parcel" and the property described in clause
         (a)(iii) of this Section 1.1 being herein referred to as the "Co-tenancy Parcel", and collectively as the "Land");

         (b) the buildings, structures, fixtures and other improvements, including specifically, without limitation, that certain shopping mall located partially on the Leasehold Parcel and partially on the Fee Parcel consisting of approximately 1,173,493 square feet of gross rentable area, of which approximately 968,723 square feet are owned by Seller (to the extent located on the Leasehold Parcel "Leasehold Improvements") and other improvements on the Land (the property described in clause (b) of this Section 1.1 being herein referred to collectively as the "Improvements");

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         (c) all of Seller's right, title and interest in and to all tangible personal property upon the Land or within the Improvements, including specifically, without limitation, appliances, furniture, carpeting, draperies and curtains, tools and supplies, and other items of personal property (excluding cash) used exclusively in connection with the operation of the Land and the Improvements and only as specifically described on Exhibit C attached hereto and made a part hereof and the specific personal property identified on Exhibit C-1 (herein referred to as the "Specific Personal Property" and together with the other property described in clause (c) of this Section 1.1 being herein referred to collectively as the "Personal Property");

         (d) all of Seller's right, title and interest in and to all agreements listed and described on Exhibit D (the "Lease Schedule") attached hereto and made a part hereof, pursuant to which any portion of the Land or Improvements is used or occupied by anyone other than Seller or as to the Leasehold Parcel, the Ground Lessor (the property described in clause (d) of this Section 1.1 being herein referred to collectively as the "Leases"); and

         (e) all of Seller's right, title and interest in and to, if any, (i) all assignable contracts and agreements specifically excluding the REA Agreement (as herein defined) (collectively, the "Operating Agreements") listed and described on Exhibit E (the "Operating Agreements Schedule") attached hereto and made a part hereof, relating to the upkeep, repair, maintenance or operation of the Land, Improvements or Personal Property which will extend beyond the date of Closing (as such term is defined in Section 4.1 hereof), including specifically, without limitation, all assignable equipment leases, (ii) all assignable existing warranties and guaranties (expressed or implied) issued to Seller in connection with the Improvements or the Personal Property, (iii) the non-exclusive right to use, to the extent assignable, the trade name "Beaver Valley Mall", (iv) all current certificates of occupancy and other permits, licenses and certificates held by Seller and necessary to occupy, operate and transfer the Property, (v) to the extent assignable, all utility, security and other deposits and reserve accounts made as security for the fulfillment of any obligation of Assignor or any person claiming by or through Assignor in connection with the Property for which Assignor received a credit at Closing from Assignee and (vi) if and to the extent in Seller's possession and to the extent assignable, all reports, and other nonproprietary business records exclusively pertaining to the Property excluding the Excluded Materials (as herein defined), including without limitation those relating to any promotional fund or merchant's association relating to the Property, (the property described in this Section 1.1(e) being sometimes herein referred to collectively as the "Intangibles").

         1.2 Property Defined. The Land, the Improvements, the Personal Property, the Leases and the Intangibles are hereinafter sometimes referred to collectively as the "Property."

         1.3 Permitted Exceptions. The Property shall be conveyed subject to the matters which are, or are deemed to be, Permitted Exceptions pursuant to Article II hereof (herein referred to collectively as the "Permitted Exceptions").

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         1.4 Purchase Price. Seller is to sell and Purchaser is to purchase the
(i) Leasehold Parcel, Leasehold Improvements, and the Leases and Personal Property, and Intangibles to the extent associated therewith for a purchase price (the "Leasehold Purchase Price) of SIXTY- MILLION TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($60,250,000.00), and (ii) Fee Parcel and other Improvements and Intangibles to the extent associated therewith for a purchase price (the "Fee Purchase Price") of FOUR HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($450,000.00) and (iii) the Co-Tenancy Parcel for a purchase price (the "Co-Tenancy Purchase Price") of Fifty Thousand and no/100 Dollars ($50,000.00). The Fee Purchase Price, Leasehold Purchase Price and Co-Tenancy Purchase Price (subject to adjustments and prorations and the terms of Section 3.1(c)) are collectively herein referred to as the "Purchase Price".

         1.5 Payment of Purchase Price. The Purchase Price, as increased or decreased by prorations and adjustments as herein provided, shall be payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Purchaser at least twenty-four hours prior to the Closing.

         1.6 Earnest Money. If Purchaser does not exercise the right to terminate this Agreement in accordance with Section 3.2 or Section 10.6 hereof, Purchaser shall, on or before April 2, 2002, deposit with LandAmerica Financial Group, Inc. (the "Escrow Agent") having its office at 1700 Market Street, Suite 2110, Philadelphia, Pennsylvania 19102, Attention: Alan Keiser the sum of ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,500,000.00) (the "Deposit") in good funds, either by certified bank or cashier's check or by federal wire transfer as a deposit under this Agreement. The parties hereto mutually acknowledge and agree that time is of the essence in respect of Purchaser's timely deposit of the Deposit with Escrow Agent on or before April 2, 2002. The Escrow Agent shall hold the Deposit in an interest-bearing account in accordance with the terms and conditions of an escrow agreement entered into among Seller, Purchaser and Escrow Agent on or before April 2, 2002. The Deposit, together with all interest earned on such sums, if any, is herein referred to collectively as the "Earnest Money." All interest accruing on such sums shall become a part of the Earnest Money and shall be distributed as Earnest Money in accordance with the terms of this Agreement. If Purchaser fails to deliver the Deposit to the Escrow Agent within the time period specified above, this Agreement shall terminate automatically at 5:00 p.m E.S.T on April 2, 2002, and thereafter neither party shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. Time is of the essence for the delivery of Earnest Money under this Agreement.

         1.7 Independent Contract Consideration. In addition to the Earnest Money, Purchaser shall, concurrently with its execution hereof, deliver to Seller a check in the amount of ONE HUNDRED AND N0/100ths DOLLARS ($100.00), which amount Seller and Purchaser agree has been bargained for as consideration for Seller's execution and delivery of this Agreement and Purchaser's right to inspect the Property pursuant to Article III. Such sum is in addition to and independent of any other consideration or payment provided for in this Agreement and is nonrefundable in all events.


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                                   ARTICLE 2
                                TITLE AND SURVEY


         2.1 Title Examination; Commitment for Title Insurance. Seller has obtained and delivered to Purchaser and the surveyor preparing the Survey, from Commonwealth Land Title Insurance Company (the "Title Company"), an ALTA title insurance commitment (the "Title Commitment") covering the Property and, to the extent available to Seller, a copy of each document referenced in the Title Commitment as an exception to title the Property. Purchaser has reviewed the Title Commitment. At Closing, at Purchaser's expense, shall obtain from the Title Company an Owner's Policy of Title Insurance in the full amount of the Purchase Price pursuant to Section 2.4 hereof.

         2.2 Survey. Seller has delivered to Purchaser and the Title Company, at Purchaser's expense, from Bock & Clark, an ALTA survey of the Property (the "Survey") reflecting the total area of the Property, the location of all improvements, plottable recorded easements and encroachments, if any, located thereon and other matters of record with respect thereto.

         2.3 Title Objections; Cure of Title Objections. Purchaser has reviewed the Title Commitment and the Survey and Purchaser agrees that any item contained in the Title Commitment as an exception (or requirement of Purchaser) or any matter shown on the Survey shall be deemed a Permitted Exception; provided that any Monetary Lien (as herein defined) objected to by Purchaser will be satisfied out of the Purchase Price at Closing and except as set forth in Section 2.5, Purchaser shall have no further rights to terminate this Agreement with respect to such matters. As used herein, the term "Monetary Lien" shall mean the following: (i) any deed of trust, mortgage, or other security title encumbering all or any portion of the Property voluntarily created by, through or under Seller, securing an indebtedness voluntarily created by Seller which remains unpaid or held by Seller; (ii) mechanics, materialmen and other similar liens created by, under or through Seller (and not by, through or under any Tenant or otherwise in connection with Purchaser's inspection); or (iii) subject to the terms and conditions of Section 4.4, the lien of ad valorem taxes, water and sewer rents and other similar charges levied by an applicable governmental authority prior to the Closing affecting the Property which are past due (and uncontested, unless bonded over).

         2.4 Conveyance of Title. At Closing, Seller shall convey and transfer to Purchaser good and insurable title to the Property as will enable the Title Company to issue to Purchaser, at Purchaser's expense, an ALTA Owner's Policy (1970 form, revised 1984) of Title Insurance (the "Title Policy") covering the Property, in the full amount of the Purchase Price. Notwithstanding anything contained herein to the contrary, the Property shall be conveyed subject to the following matters, which shall be deemed to be Permitted Exceptions:

         (a) the rights of tenants under the Leases and any new Leases entered into between the Effective Date and Closing and, where required, approved by Purchaser in accordance with the terms of this Agreement;

         (b) the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to adjustment as herein provided;

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         (c) local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property;

         (d) the Ground Lease; that certain Agreement between the Sullivans, Beaver Valley Mall, Inc. and Gimbel Brothers, Inc. dated November 15, 1967, recorded in Deed Book 927, page 667, as amended by Agreement dated October 22, 1971, by a Federal Trade Commission Order dated January 13, 1974, (together with various documents attached thereto or referred to therein as affecting or modifying the original Agreement), and by that certain Amendment to Reciprocal Easement and Operating Agreement dated as of April 2, 1996 (the "REA Agreement") and other items listed on Exhibit B attached hereto; and

         (e) other items appearing of record or shown on the Survey and waived or deemed waived by Purchaser in accordance with Sections 2.3 or 2.5 hereof.

         2.5 Pre-Closing "Gap" Title Defects. Purchaser may, at or prior to Closing, notify Seller in writing of any new objections to title (not known to Purchaser) first raised by the Title Company or the Surveyor between (a) the date hereof and (b) the date on which the transaction contemplated herein is scheduled to close. With respect to any objections to title set forth in such notice, Seller shall not be obligated to cure, satisfy or remove or obtain the Title Company's waiver of, or endorsement over, any objection other than a Monetary Lien (which Monetary Liens shall be handled as set forth above); provided that if Seller elects not to cure, satisfy or remove any objection timely made by Purchaser as set forth above, Purchaser shall have the option either (a) to close subject to such objections, in which event they will be deemed Permitted Exceptions or (b) to terminate this Agreement, in which event; the Earnest Money will be repaid to Purchaser and neither party shall have any further obligation hereunder except as expressly survives pursuant to this Agreement. If Seller elects to attempt to cure any such matters, the date for Closing shall be automatically extended by a reasonable additional time to effect such a cure, but in no event shall the extension exceed sixty (60) days after the date for Closing set forth in Section 4.1 hereof.

                                   ARTICLE 3
                   INSPECTION AND FINANCING CONTINGENCY PERIOD


         3.1      Right of Inspection.
                  -------------------

         (a) Prior to the date hereof, Purchaser has had the right to make a physical inspection of the Property and to examine at such place or places at the Property, in the offices of the property manager or elsewhere as the same may be located, any operating files maintained by Seller or its property manager in connection with the leasing, current maintenance and/or management of the Property, including, without limitation, the Leases, lease files, Operating Agreements, insurance policies, bills, invoices, receipts and other general records relating to the income and expenses of the Property, correspondence, surveys, plans and specifications, warranties for services and materials provided to the Property, environmental audits and similar materials,


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         but excluding materials not directly related to the leasing, current maintenance and/or management of the Property such as, without limitation, Seller's internal memoranda, financial projections, appraisals, budgets, accounting records and similar proprietary, elective or confidential information (such excluded materials, collectively herein the "Excluded Materials"). Purchaser acknowledges that it has completed its physical and financial due diligence as well as its review of environmental matters ("Property Due Diligence") and waives any right to terminate with respect to such Property Due Diligence matters. Except as otherwise expressly provided herein in
         Article II (as to matters of title and survey), Purchaser shall have no further rights to terminate this Agreement with respect to such matters. Purchaser shall continue to have access to the Property until closing or the earlier termination of this Agreement, subject to the terms and conditions of this Agreement to examine at such place or places at the Property, in the offices of the property manager or elsewhere as the same may be located, provided that Purchaser understands and agrees that any additional on-site inspections of the Property shall be conducted upon at least twenty-four (24) hours' prior written notice to Seller and in the presence of Seller or its representative. Such physical inspection shall not unreasonably interfere with the use of the Property by Seller or its tenants nor shall Purchaser's inspection damage the Property in any respect. If Purchaser's inspection causes any damage to the Property, Purchaser shall promptly repair any and all such damage to the same condition as prior to the damage. Such physical inspection shall not be invasive in any respect (unless Purchaser obtains Seller's prior written consent), and in any event shall be conducted in accordance with standards customarily employed in the industry and in compliance with all governmental laws, rules and regulations. Seller shall cooperate with Purchaser in its due diligence but shall not be obligated to incur any liability or expense in connection therewith. Purchaser shall not contact any tenants of the Property without obtaining Seller's prior written consent and shall not disrupt Seller's or Seller's tenants' activities on the Property. All inspections shall occur at reasonable times agreed upon by Seller and Purchaser. Prior to exercising any of the rights and privileges granted to it under this Section 3.1, Purchaser shall (1) obtain, pay for, and maintain at all times during the term of this Agreement, relative to its activities and the activities of others acting for or on the behalf of Purchaser or at Purchaser's direction or request (a) a commercial general liability insurance policy providing coverage (including personal injury liability coverage) with the minimum per occurrence limit of at least $2,000,000.00 and general aggregate limit of $5,000,000.00, (b) an automobile liability insurance policy covering owned, hired and non-owned vehicles, providing coverage of $1,000,000.00 combined single limit for bodily injury and property damage, and (c) excess umbrella liability insurance policy providing coverage insuring losses in excess of the insurance required under (a) and (b) up to a total limit of $5,000,000.00 on an occurrence basis, and (2) provide Seller with a copy of each such policy (with the exception of the excess liability coverage) or a certificate therefor; each such policy shall name Seller as an additional insured thereunder.

         (b) Following each entry by Purchaser with respect to inspections and/or tests on the Property, Purchaser shall restore the Property to a condition which is as near to its original condition as existed prior to any such inspections and/or tests. Purchaser agrees to indemnify


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         against and hold Seller harmless from any claim for liabilities, costs, expenses (including reasonable attorneys' fees actually incurred) damages, loss or injuries arising out of or resulting from or in connection with the inspection of the Property by Purchaser or its agents, and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify and hold harmless Seller shall survive Closing or any termination of this Agreement.

         (c) Purchaser shall have until March 29, 2002 ("Financing Contingency Period") to obtain a mortgage commitment (the "Mortgage Commitment") reasonably acceptable to it (herein, the "Financing Contingency") for a loan secured by the Property. For purposes of satisfying Purchaser's Financing Contingency, such Mortgage Commitment shall be deemed obtained if the mortgage commitment provides for a loan (i) in the original principal amount of at least $48 million (subject to reasonable reserve requirements); (ii) having an interest rate of not more than 7.4% per annum; (iii) having a term of not less than 10 years; (iv) having an amortization period of not less than 30 years;
         (v) issued by a reputable lender; (vi) which is nonrecourse to the Purchaser, provided that the commitment may contain customary recourse carve outs to Purchaser and (vii) may be subject to customary conditions. Purchaser shall use its best effort to obtain the Mortgage Commitment and satisfy the Financing Contingency on or prior to the expiration of the Financing Contingency; provided that Purchaser shall be deemed to have satisfied the Financing Contingency if a Mortgage Commitment meeting the foregoing is issued by the lender (subject only to payment of the commitment fee). Moreover, Purchaser may also waive the Financing Contingency and accept a loan which does not satisfy the Financing Contingency requirements above.

         3.2      Right(s) of Termination

         (a) In addition to Purchaser's rights to terminate this Agreement pursuant to Sections 2.5 and 10.6 hereof, Seller agrees that in the event that Purchaser has not obtained the Mortgage Commitment and as a result has not satisfied (or is deemed not to have satisfied) the Financing Contingency, Purchaser shall have the right to terminate this Agreement by giving written notice thereof to Seller on or prior to the expiration of the Financing Contingency Period. If Purchaser gives such notice of termination, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. If Purchaser fails to give Seller a notice of termination with respect to such failure to satisfy the Financing Contingency prior to the expiration of the Financing Contingency Period, Purchaser shall no longer have any right to terminate this Agreement under this Section 3.2; provided that, notwithstanding the foregoing, Purchaser may terminate the Agreement if the Financing Contingency is satisfied, but the loan thereafter is not funded solely as a result of a Capital Market Event. For purposes of this Agreement, "Capital Market Event" shall mean an unforeseen material adverse capital market event (not connected with an internal credit policy) which causes the lender issuing the Mortgage Commitment to suspend meeting its obligations to borrowers generally and to suspend funding of the loan specifically but other than for conditions or reasons caused by Purchaser as borrower or related to the Property specifically.

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         If Purchaser does not timely elect to terminate for the reasons and during the periods as set forth in this Section 3.2 above, Purchaser shall be deemed to have waived the right to terminate hereunder and (subject to Sections 2.5 and 7.2) the Earnest Money shall be nonrefundable and Purchaser shall be bound to proceed to Closing and consummate the transaction contemplated hereby pursuant to the terms of this Agreement.

                                    ARTICLE 4
                                     CLOSING

         4.1 Time and Place. (a) The consummation of the transaction contemplated hereby ("Closing") shall be held on April 4 , 2002. Subject to the foregoing, the Closing shall take place through a "New York style" closing in escrow with Escrow Agent, in accordance with escrow instruction letters which shall be given by Seller and Purchaser to each other and to Escrow Agent no less than two (2) business days prior to the Closing Date. The Closing shall take place at such specific time and date (the "Closing Date") as shall be designated by Purchaser in a written notice to Seller not less than five (5) Business Days prior to Closing. If Purchaser fails to give such notice of the Closing Date, the Closing shall take place on the outside date for Closing as provided above. If required by Escrow Agent, Seller and Purchaser shall execute and deliver to each other and to Escrow Agent, Escrow Agent's usual form of escrow instructions for transactions of this type; provided, however that (i) in the event any portion of any escrow instructions shall be inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail to the extent of any such inconsistency unless such instructions that are inconsistent with the terms of this Agreement are executed by both Seller and Purchaser and delivered to Escrow Agent; (ii) such escrow instructions shall specifically provide that no provision thereof shall have the effect of modifying this Agreement unless it is expressly so stated and executed and delivered by both Seller and Purchaser to Escrow Agent; and (iii) Seller and Purchaser may supplement such escrow instructions consistent with the terms and provisions hereof.

At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3, the performance of which obligations shall be concurrent conditions.

         4.2      Seller's Obligations at Closing.  At Closing, Seller shall:

         (a) deliver to Purchaser a duly executed special warranty deed in recordable form (the "Deed"), conveying the Fee Parcel and Co-Tenancy Parcel and Improvements, subject only to the Permitted Exceptions; the warranty of title in the Deed will be only as to claims made by, through or under Seller and not otherwise; provided that nothing in the Deed will extend or be deemed to extend the representations or warranties contained herein; such Deed to be in the form of Schedule 1 attached hereto

         (b) assign to Purchaser, and Purchaser shall assume, the Seller's tenant/lessee interest in and to the Ground Lease as to the Leasehold Parcel and Improvements located thereon by duly executed assignment and assumption of Ground Lease agreement ("Ground Lease Assignment"); such Ground Lease Assignment to be in the form of Schedule 2 attached hereto;

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         (c) deliver to Purchaser a duly executed bill of sale conveying the
         Personal Property without warranty of title (except a limited warranty of title as to the Specific Personal Property only) and without warranty, expressed or implied, as to use, merchantability and fitness for any purpose ("Bill of Sale"); such Bill of Sale to be in the form of Schedule 3 attached hereto;

         (d) assign to Purchaser, and Purchaser shall assume, the landlord/lessor interest in and to the Leases by duly executed assignment and assumption of lease agreements ("Lease Assignment"); such Lease Assignment to be in the form of Schedule 4 attached hereto;

         (e) to the extent assignable, assign to Purchaser, and Purchaser shall assume, Seller's interest in the Operating Agreements and the other Intangibles by duly executed assignment and assumption agreements (the "Operating Agreement Assignment"); such Operating Agreement Assignment to be in the form of Schedule 5 attached hereto;

         (f) deliver to Purchaser such Tenant Estoppels and REA Estoppel (as defined in and subject to the terms of Section 4.6 and 5.4(b) hereof); provided that the delivery of such Tenant Estoppels and REA Estoppel shall be a condition of Closing and the inability of Seller to deliver such Tenant Estoppels and REA Estoppel shall not constitute a default by Seller hereunder;

         (g) join with Purchaser to execute a notice in form and content reasonably satisfactory to Purchaser and Seller which Purchaser shall send to each tenant under each of the Leases informing such tenant of the sale of the Property and of the assignment to Purchaser of Seller's interest in, and obligations under, the Leases (including, if applicable any security deposits) and directing that all rent and other sums payable after the Closing under each such Lease shall be paid as set forth in the notice;

         (h) deliver to Purchaser a certificate, dated as of the date of Closing and executed on behalf of Seller by a duly authorized officer thereof, stating that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the date of Closing (with appropriate modifications of those representations and warranties made in Section 5.1 hereof to reflect any changes therein including without limitation any changes resulting from actions under Section 5.4 hereof) or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that (i) occurs between the Effective Date and the date of Closing and (ii) is expressly permitted under the terms of this Agreement or is beyond the reasonable control of Seller to prevent; provided, however, that the occurrence of a change which is not permitted hereunder or is beyond the reasonable control of Seller to prevent shall, at Purchaser's election, if materially adverse to Purchaser constitute the non-fulfillment of the condition set forth in Section 4.6(b); if, despite changes or other matters described in such certificate, the Closing occurs, Seller's representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;

         (i) deliver to the Title Company such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller and a standard Seller's Affidavit (without any indemnity of any kind) in substantially the form attached as Exhibit "G";

         (j) deliver to Purchaser, an incumbency certificate for the officers signing this Agreement and the other documents to be executed and delivered by Seller pursuant to this Agreement, and a current Certificate of Good Standing for Seller from the Commonwealth of Pennsylvania;

         (k) deliver to Purchaser an affidavit duly executed by Seller stating that Seller is not a "foreign person" as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act;

         (l) deliver to Purchaser the Leases, Operating Agreements and licenses and permits if any, including certificates of occupancy, if any, for occupied portions of the Property, in the possession of Seller or Seller's agents, together with such leasing and property files and records in connection with the continued operation, leasing and maintenance of the Property (other than the Excluded Materials) . Purchaser shall cooperate with Seller for a period of seven (7) years after Closing in case of Seller's need in response to any legal requirement, a tax audit, tax return preparation or litigation threatened or brought against Seller, by allowing Seller and its agents or representatives access, upon reasonable advance notice (which notice shall identify the nature of the information sought by Seller), at all reasonable times to examine and make copies of any and all instruments, files and records, which right shall survive the Closing;

         (m) to the extent assignable, without cost, expense, representation, warranty or recourse to Seller, deliver to Purchaser an assignment of leases held by Seller or title to any motor vehicles owned by Seller included in this sale.

         (n) deliver to Purchaser, if necessary, the withdrawal by Seller of any registration by Seller of the trade name "Beaver Valley Mall";

         (o) deliver to Purchaser possession and occupancy of the Property, subject to the Permitted Exceptions; and

         (p) deliver to Purchaser, to the extent assignable, an assignment of any and all of Seller's rights in and to bankruptcy claims or receivables arising from and after the date of Closing as to any tenant currently in possession, who files for bankruptcy or chapter 11 reorganization between the date of this Agreement and Closing, but reserving to Assignor any claims or receivables relating to the period prior to Closing; such assignment to be in a form reasonably satisfactory to Purchaser and Seller and their respective counsel;

         (q) deliver to Purchaser, if and to the extent prepared by the property manager, a tenant delinquency schedule; a listing of any percentage rent paid by Tenants on account of year of the Closing and a schedule setting forth tenant alterations which have not been completed or for which allowances payable to such Tenant in lieu of such work have not been paid; provided that the property manager must deliver the schedules to Seller at least 5 business days prior to Closing, for review and comments, if any and Seller shall not be responsible for the accuracy of such schedules or the failure of the same to be prepared by the property manager; and the obligation to deliver such statements shall not be a condition of Closing and the failure to deliver such statements shall not be a default of Seller.

         (r) to the extent assignable, assign to Purchaser, without recourse, and Purchaser shall assume, Seller's interest in the REA Agreement by duly executed assignment and assumption agreements (the "REA Agreement Assignment"); such REA Agreement Assignment to be in the form of
         Schedule 6 attached hereto;

         (s) deliver such additional documents as shall be reasonably required to consummate the transaction expressly contemplated by this Agreement.

         4.3      Purchaser's Obligations at Closing.  At Closing,

         (a) Purchaser shall pay to Seller the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, in immediately available wire transferred funds pursuant to Section 1.5 above, it being agreed that at Closing the Earnest Money shall be delivered to Seller and applied towards payment of the Purchase Price;

         (b) Purchaser shall join Seller in execution of the instruments described in Sections 4.2(b), 4.2(d), 4.2(e), 4.2(g) and 4.2(r) above;

         (c) intentionally deleted

         (d) Purchaser shall deliver to Seller such evidence as Seller's counsel and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser and a standard Purchaser's Affidavit in form reasonably satisfactory to the Title Company; and

         (e) deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

4.4      Credits and Prorations.

         (a) If the Purchase Price is received by Seller prior to 3:30 P.M. local Atlanta, Georgia time on the Closing Date, the day of Closing shall belong to Purchaser and all prorations hereinafter provided to be made "as of Closing" shall each be made as of 11:59 o'clock P.M. local Atlanta, Georgia time on the day prior to the Closing Date. If the Purchase Price is received by Seller at or after 3:30 P.M. local Atlanta, Georgia time on the Closing Date, then the day of Closing shall belong to Seller and such prorations shall each be made as of 11:59 o'clock P.M. local Atlanta, Georgia time on the Closing Date. In each such proration set forth below, the portion thereof allocable to periods beginning as of Closing shall be credited to Purchaser, or charged to Purchaser, as applicable, and the portion thereof allocable to periods ending as of Closing shall be credited to Seller, or charged to Seller, as applicable, all of which prorations shall be made at Closing or, in the case of allocations to be made after Closing, upon receipt of such payments or payment of such expenses. The following shall be apportioned with respect to the Property as of Closing as aforesaid:

                           (i) rents, if any, as and when collected (the term
                  "rents" as used in this Agreement includes all payments due and payable by tenants under the Leases);

                           (ii) taxes (including  personal property taxes on the
                  Personal Property) and assessments levied against the Property;

                           (iii)  payments under the Operating Agreements;

                           (iv) gas, electricity and other utility charges for
                  which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing; and

                           (v) any other operating expenses or other items
                  pertaining to the Property which are customarily prorated between a purchaser and a seller in the area in which the Property is located.

         (b) Notwithstanding anything contained in the foregoing provisions:

                           (i) At Closing, (A) Seller shall, at Seller's option,
                  either deliver to Purchaser any security deposits actually held by Seller pursuant to the Leases, together with any interest earned thereon if required by the Leases, or credit to the account of Purchaser the amount of such security deposits (to the extent such security deposits are not applied against delinquent rents or otherwise as provided in the Leases), and (B) Purchaser shall credit to the account of Seller all refundable cash or other deposits posted with utility companies serving the Property, or, at Seller's option, Seller shall be entitled to receive and retain such refundable cash and deposits.

                           (ii) Any taxes paid at or prior to Closing shall be
                  prorated based upon the amounts actually paid. If taxes and assessments for the current year have not been paid before Closing, Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before Closing and Purchaser shall pay the taxes and assessments prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. To the extent that the actual taxes and assessments for the current year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves following Closing.

                           (iii) Charges referred to in Section 4.4(a) above
                  which are payable by any tenant to a third party shall not be apportioned hereunder, and Purchaser shall accept title subject to any of such charges unpaid and Purchaser shall look solely to the tenant responsible therefor for the payment of the same. If Seller shall have paid any of such charges on behalf of any tenant, and shall not have been reimbursed therefor by the time of Closing, Purchaser shall pay to Seller Seller's pro rata share of any such charges at such time as Purchaser receives payment from the tenant; provided that Purchaser shall use reasonable efforts to pursue reimbursement for such charges from the tenant.

                           (iv) The parties shall prorate the face amounts of
                  any taxes, water rates or sewer rents.

                           (v) As to gas, electricity and other utility charges
                  referred to in Section 4.4(a)(iv) above, Seller may on notice to Purchaser elect to pay one or more of all of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereto, and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller's obligation to pay such item directly in such case shall survive the Closing.

                           (vi) The Personal Property is included in this sale,
                  without further charge, except that (A) Purchaser agrees to purchase from Seller, at Seller's cost, and pay for at Closing, the fuel and any supplies which are in unopened containers on the Property at the time of Closing, the amount of fuel and such supplies and the cost thereof to be determined as of the day before the date of Closing by a certificate of an agent or employee of Seller, and (B) Purchaser shall pay to Seller the amount of any and all sales or similar taxes payable in connection with the Personal Property and Purchaser shall execute and deliver any tax returns required of it in connection therewith, said obligations of Purchaser to survive Closing.

                           (vii) Purchaser shall be responsible for the payment
                  of (A) all Tenant Inducement Costs (as hereinafter defined) and leasing commissions which become due and payable (whether before or after Closing) (1) as a result of any renewals or expansions of existing Leases, approved or deemed approved in accordance with Section 5.4 hereof, between September 15, 2001 and the date of Closing, and (2) under any new Leases, approved or deemed approved in accordance with Section 5.4 hereof, entered into between the September 15, 2001 and the date of Closing, and (B) all Tenant Inducement Costs and leasing commissions which become due and payable from and after the date of Closing. Without limiting the foregoing, Seller shall be responsible for Tenant Inducement Costs and leasing commissions which were due and payable on or prior to Closing (but not for Tenant Inducement Costs for refurbishments or alterations which the landlord is obligated to make during the term of the Lease) for Leases which were existing prior September 15, 2001. If, as of the date of Closing, Seller shall have paid any Tenant Inducement Costs or leasing commissions or other expenses (excluding attorneys fees) incurred by Seller pursuant to a renewal or expansion of any existing Lease or new Lease approved (or deemed approved) after September 15, 2001 by Purchaser hereunder for which Purchaser is responsible pursuant to the foregoing provisions, Purchaser shall reimburse Seller therefor at Closing. For purposes hereof, the term "Tenant Inducement Costs" shall mean any out-of-pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, without limitation, tenant improvement costs, lease buyout costs, and moving, design, refurbishment and club membership allowances. The term "Tenant Inducement Costs" shall not include loss of income resulting from any free rental period, it being agreed that Seller shall bear the loss resulting from any free rental period until the date of Closing and that Purchaser shall bear such loss from and after the date of Closing. Further, notwithstanding anything in this paragraph (vii) to the contrary, Purchaser shall be responsible for, and if executed and to the extent paid by Seller prior to Closing, also agrees to credit Seller at Closing, the cost of Tenant Inducement Costs and leasing commissions associated with the Dunham's Lease in a current amount equal to $267,128.80 (two hundred sixty-seven thousand one hundred twenty-eight dollars and eighty cents) or as otherwise approved by Purchaser in accordance with the terms hereof, such approval in any event not to be unreasonably withheld or delayed.

                           (viii) Unpaid and delinquent rent collected by Seller
                  and Purchaser after the date of Closing shall be delivered as follows: (a) if Seller collects any unpaid or delinquent rent for the Property, Seller shall, within fifteen (15) days after the receipt thereof, deliver to Purchaser any such rent which Purchaser is entitled to hereunder relating to the date of Closing and any period thereafter, and (b) if Purchaser collects any unpaid or delinquent rent from the Property, Purchaser shall, within fifteen (15) days after the receipt thereof, deliver to Seller any such rent which Seller is entitled to hereunder relating to the period prior to the date of Closing. Seller and Purchaser agree that all delinquent rent received by Seller or Purchaser after the date of Closing shall be applied first to the month of Closing, then to current rents and then to delinquent rents, if any, in the order of their maturity. Purchaser will make a good faith effort after Closing to collect all rents in the usual course of Purchaser's operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent rents.

                           (ix) "Percentage" or "Overage" Rent that is (1)
                  attributable to any Percentage Rent lease year in which the Closing falls and (2) not yet due or payable as of the Closing (collectively, "Current Year Percentage Rent"), shall be prorated as follows: promptly upon receipt by Purchaser, Purchaser shall furnish to Seller copies of all sales reports from tenants relative to Current Year Percentage Rent, including, without limitation, all sales reports with respect to any tenants whose Percentage Rent lease years have expired as of the Closing but whose sales reports were not delivered to Seller as of the Closing and sales reports of any tenants whose Percentage Rent lease years expire after the Closing. The amount of any Current Year Percentage Rent shall be payable in accordance with such tenant's Lease as existing as of the Closing, and Purchaser shall (to the extent not paid to Seller by way of estimated payments prior to Closing) pay to Seller a pro rata portion of such rent based upon the apportionment being made as of the Closing [in proportion to the relative number of days in the subject year (being the "lease year" of the applicable tenant) occurring prior and subsequent to the Closing], promptly after the date when such rent is received from the tenant.

                           (x) Any real estate taxes, common area maintenance,
                  mall maintenance, utility charges, water and sewer charges, contributions to Promotional Organizations and other charges to or contributions by tenants under the Leases that are attributable to the operating year in which the Closing falls (collectively, "Current Year Operating Charges") shall be allocated between Seller and Purchaser as follows: Seller shall be entitled to retain amounts paid by (and shall be responsible for the refunding of excess amounts paid by) tenants for Current Year Operating Charges that are attributable to the period prior to the Closing; Purchaser shall be entitled to retain amounts paid by (and shall be responsible for the refunding of excess amounts paid by) tenants for Current Year Operating Charges attributable to the period from and after the Closing Date. Any excess Current Year Operating Charges payable by Seller may, at Seller's option, either be remitted to Purchaser for refund to the appropriate Tenants or be refunded directly to the appropriate tenants; provided that all appropriate information for such refunds has been provided to Seller by Purchaser or Purchaser's manager. Any shortfall in Current Year Operating Charges payable to Seller shall be remitted to Seller promptly upon Purchaser's receipt thereof (or Tenants shall be instructed to remit such amounts directly to Seller) and Purchaser shall use reasonable efforts to pursue reimbursements of such amounts to Seller.

                  (c) As soon as reasonably available (but not later than 180 days following Closing unless as to taxes, applicable bills, or other relevant information has not yet been issued) Purchaser shall prepare and provide to Seller a reconciliation of adjustments and prorations in accordance with this section for review and approval by Seller.

                  (d) The provisions of this Section 4.4 shall survive Closing.

         4.5      Closing Costs.

                  (a) Seller shall pay (i) the fees of any counsel representing it in connection with this transaction, (ii) one half of any transfer tax, documentary stamp tax or similar tax which becomes payable by reason of the transfer of the Property, and (iii) one-half (1/2) of any escrow fee which may be charged by the Escrow Agent or Title Company

                  (b) Purchaser shall (i) pay the fees of any counsel representing Purchaser in connection with this transaction, (ii) pay Seller for the amount of (x) the fee for the title examination and (y) the Title Commitment and pay the premium for the Owner's Policy of Title Insurance to be issued to Purchaser by the Title Company at Closing,
       (iii) pay or reimburse Seller for the cost of the Survey, (iv) pay the fees for recording the Deed and Assignment conveying the Property to Purchaser, (v) pay one half of any transfer tax, documentary stamp tax or similar tax which becomes payable by reason of the transfer of the Property, (vii) all costs associated with financing the Property including, without limitation, any requirements of the lender(s) providing acquisition financing, and (viii) pay one-half (1/2) of any escrow fees charged by the Escrow Agent or Title Company.

                  (c) All other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring same.

       4.6 Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

         (a) Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.2 (except as limited thereby); and provided, however, that as stated in Section
         4.2 (f), as to Tenant Estoppels and the REA Estoppel, the delivery of those items up to the Estoppel Threshold are conditions of Closing, but the inability of Seller to deliver the Tenant Estoppels or REA Estoppel (or any of them) shall not constitute a default by Seller hereunder and the delivery of the items in Section 4.2(q) shall not be a condition of Closing.

         (b) All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement or not adverse to Purchaser).

         (c) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing.

         (d) Seller shall have obtained Tenant Estoppels (as defined in Section 5.4) duly executed by tenants (i) from each of the following tenants (herein, the "Anchor Tenants"): JC Penney Company, Inc., Boscov's and Sears, and (ii) from a sufficient number of the tenants under the remaining in-line store or out-parcel Leases (collectively, "NonAnchor Tenants") such that a Tenant Estoppel as aforesaid shall have been obtained from the Anchor Tenants and NonAnchor Tenants occupying, in the aggregate, at least eighty percent (80%) of the occupied tenant space in the Improvements (clause (i) and (ii) collectively referred to as the "Threshold Requirement"). To the extent Seller is unable to obtain any Tenant Estoppel from a NonAnchor Tenant as necessary or required to meet the Threshold Requirement, at Closing Seller may, but shall not be obligated to, execute and deliver to Purchaser a certificate in the form attached hereto as Exhibit F-2 (herein,

         "Seller's Certificate") for any such NonAnchor Tenant. Seller shall be released from any liability under any Seller's Certificate as to the particular tenant as and when Purchaser receives a Tenant Estoppel in appropriate form from any of the tenants as to which Seller delivered its Seller's Certificate as described above. The delivery of such Tenant Estoppels or Seller's Certificate up to the Threshold Requirement is a condition to Purchaser's obligation to close, but the inability of Seller to deliver Tenant Estoppels (or any of them), or the election of Seller not to deliver a Seller's Certificate as to any tenant shall not constitute a default by Seller hereunder. Seller agrees to permit Purchaser to send to each of the Anchor Tenants a Tenant Estoppel in the form attached hereto as Exhibit F-1, but Purchaser agrees to accept a Tenant Estoppel from any Tenant on the forms required by the terms of such Tenant's lease or, if no form is attached, as to Anchor Tenants, in the form customarily used by such Tenant. Purchaser acknowledges that the Tenant Estoppels returned to date as listed on Exhibit D-1, including those received from the Anchor Tenants are acceptable for purposes of satisfying the Threshold Requirement notwithstanding the changes or claims made by the Tenants (some of which are reflected on Exhibit D-1 (or Exhibit D)) and that to the extent the Anchor Tenants or other Tenants raise(d) claims against the landlord particularly as to work to be performed, Purchaser acknowledges that, Seller shall not be liable or responsible for performing such work whether arising before or after Closing and Seller shall not be responsible as to such claims. Further, if a Tenant returns an Estoppel Certificate which identifies delinquencies or tenant defaults (or increased delinquencies) or a landlord's default or other qualifications as disclosed by Exhibit D (or Exhibit D-1) attached, such Estoppel Certificates shall also be acceptable for purposes of satisfying the Threshold Requirement.

         (e) Purchaser shall have received an estoppel certificate (the "REA Estoppel") from May Department Stores, Inc. ("Mays") in form satisfactory to Purchaser and Seller and/or, at Purchaser's option, an acknowledgment from Mays consenting to the assignment and assumption of the REA Agreement. The delivery of such REA Estoppel is a condition to Purchaser's obligation to close, but the inability of Seller to deliver the REA Estoppel shall not constitute a default by Seller hereunder.

         4.7 Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

         (a) Seller shall have received the Purchase Price as adjusted pursuant to and payable in the manner provided for in this Agreement.

         (b) Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3.

         (c) All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing.

         (d) Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the date of Closing.

         (e) Seller shall have received the REA Estoppel from May Department Stores, Inc. ("Mays") in form satisfactory to it and/or, at Seller's option, an acknowledgment from Mays consenting to the assignment and assumption of the REA Agreement.

                                   ARTICLE 5
                    REPRESENTATIONS, WARRANTIES AND COVENANTS


         5.1 Representations and Warranties of Seller. Upon (and subject to) delivery of an indemnity agreement in the form of Exhibit "H" attached hereto, Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date:

         (a) Seller has been duly organized and is validly existing under the laws of the State of California. Seller is validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Seller has the full right and authority to enter into this Agreement and, subject to the provisions of Section 10.6 hereof, to transfer all of the Property to be conveyed by Seller pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein to be made by Seller. Subject to the provisions of Section 10.6, the execution, delivery and performance by Seller of this Agreement and the documents to be executed by Seller pursuant hereto have been duly and validly authorized by all necessary corporate action on the part of Seller. Subject to the provisions of Section 10.6, this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject as to enforceability to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors generally and to general principles of equity. No bankruptcy, insolvency, reorganization, liquidation, arrangement or moratorium proceeding or allegation of fraudulent conveyance is now pending or, to Seller's knowledge, threatened against Seller or the Property. The person signing this Agreement on behalf of Seller is authorized to do so.

         (b) Execution by Seller of this Agreement and all documents provided for herein to be executed by Seller, and performance by Seller of the provisions hereof and thereof, (subject to Section 10.6 and 4.7(e) hereof) will not (i) violate or result in any breach of, or constitute a default under, any law, regulation, rule, order or judgment of any governmental authority to which Seller is subject, or any agreement, indenture, mortgage, deed of trust, bank loan, credit agreement or other instrument to which Seller is a part or by which Seller is bound, where such breach or default would materially adversely affect Seller's ability to perform its obligations hereunder or under such other documents or (ii) require any approval or consent of any governmental authority (other than pursuant to Section 10.6) or to Seller's knowledge, any Tenant. To Seller's knowledge, Seller is not in default under any note, evidence of indebtedness, lease, contract, license, undertaking or other agreement where the liability thereunder would in any material adverse way prevent with the consummation by Seller of the transaction contemplated by this Agreement.

         (c) There is no arbitration, unsatisfied order or judgment pending, or action or suit properly served and pending or to Seller's knowledge, governmental investigation, action, suit or proceeding pending against the Property or the transaction contemplated by this Agreement, which, if adversely determined, could individually or in the aggregate have a material adverse effect on title to the Property or any portion thereof or which would in any material adverse way interfere with the consummation by Seller of the transaction contemplated by this Agreement.

         (d) To Seller's knowledge, no person or entity has or, as at the Closing will have, any right or option to acquire the Property by, through or under Seller.

         (e) No condemnation, eminent domain, zoning, land-use or similar proceeding in which Seller has been served with process or of which Seller has otherwise received written notice is pending with respect to all or any part of the Property or access thereto, and Seller has no knowledge that any such proceeding is threatened or contemplated.

         (f) With respect to the Leases:

         (i) Exhibit D attached hereto is a list of all of the Leases in effect on the Effective Date (except those Leases consisting of licenses and concession agreements which have terms, including any rights to renew or extend, not in excess of six (6) months), setting forth, with respect to each Lease: (1) the date thereof and the date of each amendment or supplement thereto; (2) the name of the Tenant thereunder;
         (3) to Seller's knowledge, the premises demised thereby; and (4) the amount, if any, of the security deposit held by Seller thereunder. As of the Effective Date, to Seller's knowledge, there are no leases, licenses or other rights of occupancy or use of any portion of the Property granted by Seller by which Seller is bound other than the Leases set forth in Exhibit D, except Permitted Exceptions and Leases consisting of licenses and concession agreements which have terms, including any rights to renew or extend, not in excess of six (6) months. To Seller's knowledge, none of the Leases has been modified, amended or supplemented except as set forth in Exhibit D.

         (ii) To Seller's knowledge, copies of the Leases, and all amendments and supplements thereto, as itemized in Exhibit D, have heretofore been made available and/or delivered to Purchaser for review.

         (iii) Except as set forth in Exhibit D or as otherwise disclosed, to Seller's knowledge, Seller has not received written notice which is still outstanding from any Tenant under a Lease (1) that Seller has defaulted in performing any of its material obligations under such Lease or (2) that such Tenant is entitled to any reduction in, refund of or counterclaim or offset against, any rents or other sums paid, payable or to become payable by such Tenant thereunder or is entitled to cancel or terminate such Lease or to be released of any of its material obligations thereunder. With the exception of the delinquencies in the payment of rents and other defaults and as otherwise disclosed to Purchaser, to Seller's knowledge, no material default exists under any Lease by the Tenant thereunder.

         Notwithstanding anything in this section to the contrary, in the event that any Tenant Estoppel delivered to Purchaser with respect to any Lease shall contain any statement of fact, information or other matter which is inconsistent with the matters stated in Seller's representations in this Section 5.1(f), the Tenant Estoppel shall control and Seller shall have no liability for any claim based upon a breach of representation regarding such statement of fact, information or other matter contained in the Tenant Estoppel. Notwithstanding anything to the contrary contained in this Agreement, Seller does not represent or warrant that any particular Lease will be in force or effect at Closing or that the tenants under the Leases will have performed their obligations thereunder. The termination of any Lease prior to Closing by reason of the tenant's default shall not affect the obligations of Purchaser under this Agreement in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser

         (g) To Seller's knowledge, Seller has not received prior to the Effective Date any written notification from any governmental or public authority that the Property is in violation of any applicable fire, health, building, use, occupancy or zoning laws where such violation remains outstanding and, if unaddressed, would have a material adverse effect on the use of the Property as currently owned and operated.

         (h) To Seller's knowledge, prior to the Effective date, Seller has not received written notice which is still outstanding from any party to any Operating Agreement or the REA Agreement that Seller has defaulted in performing any obligations under the Operating Agreement or the REA Agreement. To Seller's knowledge, no material default exists under any Operating Agreement or the REA Agreement on the part of the other parties thereto.

         (i) To Seller's knowledge, Exhibit E is a list as of the date hereof of all of the Operating Agreements affecting the Property to which Seller is bound which sets forth (1) the name of each party (other than Seller) to each of the Operating Agreements, (2) the date of each of the Operating Agreements and of each amendment thereto, and (3) a brief description of the services provided under each of the Agreements. To Seller's knowledge, copies of each of the Operating Agreements and of each amendment thereto, if any, as set forth in said Exhibit E, have been furnished or made available to Purchaser for review.

         (j) Copies of the most recent real estate tax bills for the Property received by Seller have been delivered to Purchaser. Except as disclosed, Seller has not filed, and has not retained anyone to file, notices of protests against, or to commence action to review, real property tax assessments against the Property.

         (k) Except as set forth in the Phase I and II environmental reports prepared by URS Dames and Moore for Seller, a copy of which has been delivered to Purchaser or as otherwise disclosed to Purchaser, to Seller's knowledge, Seller has received no written notification that any governmental or quasi-governmental authority has determined that there are any violations of environmental statutes, ordinances or regulations affecting the Property. As used herein, "Hazardous Substances" means all hazardous or toxic materials, substances, pollutants, contaminants, or wastes currently identified as a hazardous substance or waste in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (commonly known as "CERCLA"), as amended, the Superfund Amendments and Reauthorization Act (commonly known as "SARA"), the Resource Conservation and Recovery Act (commonly known as "RCRA"), or any other federal, state or local legislation or ordinances applicable to the Property (collectively, the "Environmental Statutes").

         5.2 Knowledge Defined. References to the "knowledge" of Seller shall refer only to the actual knowledge of the Designated Employees (as hereinafter defined) of Lend Lease Real Estate Investments, Inc. ("LL"), the manager of this asset for Seller, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller, LL or any affiliate of either of them, to any property manager, or to any other officer, agent, manager, representative or employee of Seller or LL or any affiliate thereof or to impose upon such Designated Employees any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. As used herein, the term "Designated Employees" shall refer to the following persons: (a) Chris J. Bussjager, (b) Marty Solomon and (c) Gary Baldwin.

         5.3 Survival of Seller's Representations and Warranties. The representations and warranties of Seller set forth in Section 5.1 as updated by the certificate of Seller to be delivered to Purchaser at Closing in accordance with Section 4.2(g) hereof, shall survive Closing for a period of nine (9) months. No claim for a breach of any representation or warranty of Seller shall be actionable or payable (a) if the breach in question results from or is based on a condition, state of facts or other matter which was known to Purchaser prior to Closing, (b) unless the valid claims for all such breaches collectively aggregate more than One Hundred Thousand and 00/100th Dollars ($100,000.00), in which event the full amount of such claims shall be actionable, subject to the Cap (as defined herein), and (c) unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of said nine-month period and an action shall have been commenced by Purchaser against Seller within thirty (30) days after the termination of the survival period provided for above in this Section 5.3. Purchaser agrees to first seek recovery under any insurance policies, service contracts and Leases prior to seeking recovery from Seller, and Seller shall not be liable to Purchaser if Purchaser's claim is satisfied from such insurance policies, service contracts or Leases. As used herein, the term "Cap" shall mean the total aggregate amount of One Million and 00/100th Dollars ($1,000,000.00). In no event shall Seller's aggregate liability to Purchaser for breach of any or all representations or warranties of Seller in this Agreement or the certificate to be delivered by Seller at Closing pursuant to Section 4.2(g) hereof exceed, in the aggregate for all breaches, the amount of the Cap.

         5.4 Covenants of Seller. Seller hereby covenants with Purchaser as follows:

         (a) From the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall use reasonable efforts to operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the date hereof; except as otherwise specifically provided or contemplated by this Agreement; provided that Seller shall not be obligated to make any capital repairs or replacements.

         (b) Seller shall use reasonable efforts to obtain and deliver to Purchaser prior to Closing, a written estoppel certificate substantially in the form of Exhibit F attached hereto and made a part hereof, or as to the "Anchor Tenants" (as herein defined), at the option of the Anchor Tenant or any national Tenant (i.e. a Tenant who is part of a national chain, (herein, a "National Tenant"), in substantially the form required by the terms of such Anchor Tenant's or National Tenant's lease or if no form is attached, as customarily used by such Tenant, and in each case, signed by each tenant occupying space in the Improvements. The signed certificates are referred to herein as the "Tenant Estoppels".

         (c) A copy of any renewal or expansion of an existing Lease or of any new Lease which Seller wishes to execute between the Effective Date and the date of Closing will be submitted to Purchaser prior to execution by Seller. Purchaser agrees to notify Seller in writing within five (5) business days after Purchaser's receipt thereof of either its approval or disapproval, including all Tenant Inducement Costs and leasing commissions to be incurred in connection therewith. On or prior to expiration of the Financing Contingency, in the event Purchaser informs Seller that Purchaser does not approve the renewal or expansion of the existing Lease or the new Lease, which approval shall not be unreasonably withheld, Seller shall have the option to cancel this Agreement by written notice thereof to Purchaser within five (5) business days after Seller's receipt of written notice of Purchaser's disapproval thereof, and upon refund and payment of the Earnest Money to Purchaser, neither party shall have any further liability or obligation hereunder. In the event that Purchaser has not terminated this Agreement on or prior to March 29, 2002, and Purchaser thereafter informs Seller that Purchaser does not approve the renewal or expansion of the existing Lease or the new Lease between expiration of the Financing Contingency and the Closing, Seller shall not enter into such renewal or expansion of the existing Lease or the new Lease and shall not have the right cancel this Agreement as a result thereof. In the event Purchaser fails to notify Seller in writing of its approval or disapproval within the five (5) business day time period for such purpose set forth above, such failure shall be deemed the approval by Purchaser. At Closing, Purchaser shall reimburse Seller for any Tenant Inducement Costs, leasing commissions or other expenses, including legal fees, incurred by Seller pursuant to a renewal, an expansion or a new Lease approved (or deemed approved) by Purchaser in accordance with
         Section 4.4(b)(vii).

         (d) From the date hereof until the Closing or earlier termination of this Agreement, Seller shall not remove (or direct the removal of) any item of Specific Personal Property except as may be required for repair or replacement or to retire obsolete property or to use in the ordinary course.

         (e) From the date hereof until the Closing or earlier termination of this Agreement, Seller shall keep all existing insurance for the Property in full force and effect.

         (f) Seller also covenants that between the date of this Agreement and the Closing:


             (i) (x) Seller shall not intentionally cause any Hazardous Substances to be placed, for the first time, in, on or under the Property in a manner or in quantities that require remediation under applicable Environmental Statutes and (y) Seller shall not grant any new liens or encumbrances against the Property or grant any easements materially adversely affecting the Property.

             (ii) Without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, except as to Leases or as otherwise contemplated hereby or as required by law, Seller will not execute easements, covenants, conditions, restrictions, rights-of-way or any other recorded or unrecorded contracts with respect to the Property which materially adversely affect the Property and which would survive the Closing or amend, renew or extend any Operating Agreement which would survive the Closing.

             (iii) Seller will not seek governmental approvals with respect to the Property except in the ordinary course of operating the Property or apply for any zoning changes not in accordance with, or as contemplated or required by, this Agreement.

         5.5 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller:

         (a) Purchaser has been duly organized and is validly existing under the laws of the State of Delaware. Purchaser is validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Subject to the provisions of Section 10.6 hereof, Purchaser has the full right, power and authority to purchase the Property as provided in this Agreement and to carry out Purchaser's obligations hereunder, and all requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out its obligations hereunder have been, or by the Closing will have been, taken. Subject to the provisions of
         Section 10.6 hereof, the person signing this Agreement on behalf of Purchaser is authorized to do so. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject as to enforceability to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors generally and to general principles of equity. No bankruptcy, insolvency, reorganization, liquidation, arrangement or moratorium proceeding or allegation of fraudulent conveyance is now pending or, to Purchaser's knowledge, threatened against Purchaser or the Property.

         (b) Execution by Purchaser of this Agreement and all documents provided for herein to be executed by Purchaser, and performance by Purchaser of the provisions hereof and thereof, will not (i) violate or result in any breach of, or constitute a default under, any law, regulation, rule, order or judgment of any governmental authority to which Purchaser is subject, or any agreement, indenture, mortgage, deed of trust, bank loan, credit agreement or other instrument to which Purchaser is a part or by which Purchaser is bound, where such breach or default might adversely affect Purchaser's ability to perform its obligations hereunder or under such other documents or (ii) require any approval or consent of any governmental authority or any Tenant. Purchaser is not in default under any note, evidence of indebtedness, lease, contract, license, undertaking or other agreement where the liability thereunder would materially adversely affect Purchaser's ability to perform its obligations under this Agreement or any document executed by Purchaser pursuant hereto.

         (c) There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

         5.6 Survival of Purchaser's Representations and Warranties. The representation and warranties of Purchaser set forth in Section 5.5 shall survive Closing for a period of nine (9) months.

         5.7 Covenants of Purchaser. Purchaser hereby covenants with Seller that Purchaser has, in connection with its investigation of the Property, inspected the Property for the presence of Hazardous Substances (as defined in Section 5.1
(k) hereof), and shall furnish to Seller copies of any reports received by Purchaser in connection with any such inspection. Purchaser hereby assumes full responsibility for such inspections and, except for claims based on representations or warranties contained in Section 5.1(k), irrevocably waives any claim against Seller arising from the presence of Hazardous Substances on the Property. Purchaser shall also furnish to Seller, at Seller's request, copies of any other property condition reports received by Purchaser relating to any other inspections of the Property conducted on Purchaser's behalf, if any (including, specifically, without limitation, any reports analyzing compliance of the Property with the provisions of the Americans with Disabilities Act ("ADA"), 42 U.S.C. ss.12101, et seq., if applicable); provided, however, that Purchaser makes no representations or warranties of any kind to Seller with respect to any such reports.


                                    ARTICLE 6
                                     DEFAULT


         6.1 Default by Purchaser. If Purchaser defaults for any reason other than Seller's default or the permitted termination of this Agreement by either Seller or Purchaser as herein expressly provided, or if Purchaser otherwise defaults under this Agreement, Seller shall be entitled, as its sole remedy, to terminate this Agreement and receive the Earnest Money as liquidated damages for the breach of this Agreement, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Earnest Money is a reasonable estimate thereof. Notwithstanding the foregoing, Seller's remedies for a breach of Section 3.1(b),
8.1 or 10.1 shall not be limited by the foregoing limitations.

         6.2 Default by Seller. In the event that Seller fails to consummate this Agreement for any reason other than Purchaser's default or the permitted termination of this Agreement by Seller or Purchaser as herein expressly provided, Purchaser shall be entitled, as its sole remedy either (a) to receive the return of the Earnest Money, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of Seller's obligation to execute the documents required to convey the Property to Purchaser, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Purchaser expressly waives its rights to seek damages in the event of Seller's default hereunder. Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Earnest Money if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before thirty (30) days following the date upon which Closing was to have occurred. Notwithstanding the foregoing, Purchaser's remedies for a breach of Section 8.1 or 10.1 shall not be limited by the foregoing limitations.

                                   ARTICLE 7
                                  RISK OF LOSS

         7.1 Minor Damage. In the event of loss or damage to the Property or any portion thereof which is not "major" (as hereinafter defined), this Agreement shall remain in full force and effect provided Seller performs any necessary repairs or, at Seller's option, assigns to Purchaser all of Seller's right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies (including without limitation business interruption or rent insurance proceeds for the period from and after Closing) or condemnation awards relating to the premises in question. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time not to exceed ninety (90) days in order to allow for the completion of such repairs. If Seller elects to assign the casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller's insurance policy. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

         7.2 Major Damage. In the event of a "major" loss or damage, Purchaser may terminate this Agreement by written notice to Seller, in which event the Earnest Money shall be returned to Purchaser. If Purchaser does not elect to terminate this Agreement within ten (10) business days after Seller sends Purchaser written notice of the occurrence of major loss or damage, then Purchaser shall be deemed to have elected to proceed with Closing, in which event Seller shall, at Seller's option, either (a) perform any necessary repairs, or (b) assign to Purchaser all of Seller's right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies (including without limitation business interruption or rent insurance proceeds for the period from and after Closing) or condemnation awards relating to the premises in question. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time not to exceed ninety (90) days in order to allow for the completion of such repairs. If

Seller elects to assign the casualty claim to Purchaser, (a) the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller's insurance policy, and (b) at the Closing (1) Seller shall, if necessary, assign to Purchaser all of its right, title and interest in and to all insurance proceeds (including, without limitation, business interruption or rent insurance proceeds) payable by reason of such damage or all awards payable by reason of such taking, (2) Seller shall assign and pay over to Purchaser the amount of such proceeds or award, if any, received by Seller prior to the date of the Closing less any reasonable expenses paid out by Seller or incurred in obtaining such award, and (3) Seller shall not settle or compromise any claim for such proceeds or award without the prior consent of Purchaser, which consent shall not be unreasonably withheld or delayed. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

         7.3 Definition of "Major" Loss or Damage. For purposes of Sections 7.1 and 7.2, "major" loss or damage refers to the following: (i) loss or damage to the Property or any portion thereof such that the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question prior to the event of damage would be, in the opinion of an architect selected by Seller and reasonably approved by Purchaser, equal to or greater than One Million Seven Hundred Fifty Thousand and 00/100th Dollars ($1,750,000.00), and (ii) any loss due to a condemnation which permanently and materially impairs the current use of the Property. If Purchaser does not give written notice to Seller of Purchaser's reasons for disapproving an architect within five (5) business days after receipt of notice of the proposed architect, Purchaser shall be deemed to have approved the architect selected by Seller.

                                    ARTICLE 8
                                   COMMISSIONS

         8.1 Brokerage Commissions. In the event the transaction contemplated by this Agreement is consummated, but not otherwise, Seller agrees to pay to Granite Partners, LLC (the "Broker") at Closing a brokerage commission pursuant to a separate written agreement between Seller and Broker. Each party agrees that should any claim be made for brokerage commissions or finder's fees by any broker or finder other than the Broker by, through or on account of any acts of said party or its representatives, said party will indemnify and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith. The provisions of this paragraph shall survive Closing or earlier termination of this Agreement.

                                   ARTICLE 9
                             DISCLAIMERS AND WAIVERS

         9.1 No Reliance on Documents. Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Purchaser in connection with the transaction contemplated hereby. Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Purchaser acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by Seller to Purchaser shall be for general informational purposes only, (b) Purchaser shall not have any right to rely on any such report delivered by Seller to Purchaser, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Purchaser with respect thereto, and (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such report.

         9.2 DISCLAIMERS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN SELLER'S LIMITED WARRANTY OF TITLE TO BE SET FORTH IN THE DEED AND LIMITED WARRANTY OF TITLE AS TO THE SPECIFIC PERSONAL PROPERTY TO BE SET FORTH IN THE BILL OF SALE), ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS", EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OF CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER'S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS,

DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER'S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. PURCHASER AGREES THAT SHOULD ANY CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS ON THE PROPERTY BE REQUIRED AFTER THE DATE OF CLOSING, SUCH CLEAN-UP, REMOVAL OR REMEDIATION SHALL BE THE RESPONSIBILITY OF AND SHALL BE PERFORMED AT THE SOLE COST AND EXPENSE OF PURCHASER. NOTHING IS THIS SECTION 9.2 SHALL BE CONSTRUED AS OBLIGATING PURCHASER TO INDEMNIFY SELLER AGAINST CLAIMS BROUGHT BY THIRD PARTIES, INCLUDING BUT NOT LIMITED TO, THE PENNSYLVANIA DEPARTMENT OF ENVIRONMENTAL PROTECTION OR THE UNITED STATES ENVIRONMENTAL PROTECTION AGENCY, ALLEGING THAT SELLER OR ANY OF SELLER'S PREDECESSORS IN TITLE VIOLATED ANY ENVIRONMENTAL STATUTE.

         9.3 Effect and Survival of Disclaimers. Seller and Purchaser acknowledge that the compensation to be paid to Seller for the Property has been decreased to take into account that the Property is being sold subject to the provisions of this Article IX. Seller and Purchaser agree that the provisions of this Article IX shall survive Closing.


                                   ARTICLE 10
                                  MISCELLANEOUS


        10.1 Confidentiality. Purchaser, and its representatives shall hold in strictest confidence all data and information obtained with respect to Seller, its business or the Property, whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others and Seller, and its representatives shall hold in strictest confidence all data and information obtained with respect to Purchaser, after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that it is understood and agreed that Purchaser and Seller may disclose such data and information to their employees, consultants, accountants and attorneys provided that such persons agree in writing to treat such data and information confidentially. In the event this Agreement is terminated or Purchaser fails to perform hereunder, Purchaser shall promptly return to Seller or destroy any statements, documents, schedules, exhibits or other written information obtained from Seller in connection with this Agreement or the transaction contemplated herein. It is understood and agreed that, with respect to any provision of this Agreement which refers to the termination of this Agreement and the return of the Earnest Money to Purchaser, such Earnest Money shall not be returned to Purchaser unless and until Purchaser has fulfilled its obligation to return to Seller the materials described in the preceding sentence. In the event of a breach or threatened breach of this Section 10.1, the aggrieved party shall be entitled to an injunction restraining the other party or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting either party from pursuing any other available remedy at law or in equity for such breach or threatened breach. The provisions of this Section 10.1 shall survive Closing.

         10.2 Public Disclosure. Prior to Closing, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller and their respective counsel. Notwithstanding the foregoing, after April 2, 2002 and provided that the Purchaser has made the Deposit and the Earnest Money is otherwise nonrefundable, neither Seller nor Purchaser shall have the right to object to any disclosure (including public announcements) to the extent the person proposing to issue the press release reasonably believes the disclosure is required by law or applicable rules of any securities exchange; provided that the other party shall be given prior written notice of the disclosure and an opportunity to comment. In addition, after Closing, neither Seller nor Purchaser shall have the right to object to any disclosure (including public announcements) to the extent it identifies the parties, and the property and purchase price in connection with this transaction. Failure to disapprove any disclosure within three (3) business days of receipt shall be deemed an approval.

         10.3 Discharge of Obligations. The acceptance of the Deed (and other Lease assignment) by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

         10.4 Assignment/1031 Exchange. Purchaser may designate its right to accept the conveyance of the Property contemplated hereby to an entity which is at least 51% owned and controlled by Purchaser and provided that the Purchaser also remains liable hereunder. As set forth herein, Seller is willing, if possible, to cooperate with Purchaser to effectuate the sale of the Property by means of an exchange of "like-kind" property (the "Exchange Property") which will qualify as such under Section 1031 of the Internal Revenue Code of 1986 and regulations thereunder, as amended, provided Seller incurs no additional expenses or liability and the date of the Closing hereunder is not delayed. It is the intent of the parties that Seller incur no income tax liability as a result of cooperating with Purchaser in consummating a tax-deferred exchange, and that Seller incur no expenses or liability of any nature in connection with such exchange transaction. Purchaser agrees to and shall indemnify and hold harmless Seller from any and all loss, liability, costs, claims, demands, expenses, damages, actions, causes of action and suits (including, without limitation, reasonable attorney's fees and costs of litigation, if any) arising out of or related to Seller's participation in any such exchange transaction hereunder. Notwithstanding anything contained herein to the contrary, (a) Seller has entered into the agreements provided for in this Section as an accommodation to Purchaser and Seller makes no representation to Purchaser that any such exchange of properties shall constitute a tax-deferred exchange or otherwise result in any tax benefits to Purchaser and (b) Seller shall have no obligation hereunder to (i) acquire or otherwise take title to the Exchange Property or
(ii) accept any party other than Purchaser or its permitted assignee as the party to which Seller is obligated under this Agreement to convey the Property; provided, however, that Seller may be required to convey title to the Exchange Property to an exchange accommodation titleholder within the meaning of Rev. Proc. 2000-37, or to an entity that, for federal income tax purposes, is disregarded as an entity separate from such exchange accommodation titleholder.

         10.5 Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, or (b) reputable overnight delivery service with proof of delivery, or (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile transmission, as of the date of the facsimile transmission provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

                  If to Seller:
                  ------------

                  c/o Lend Lease Real Estate Investments, Inc.
                  3424 Peachtree Road, NE
                  Suite 800
                  Atlanta, GA 30326
                  Attention: Martin Solomon
                  TELECOPY: 404 - 848-8905

                  with a copy to:  Seller's Counsel:

                  Alston & Bird LLP
                  One Atlantic Center
                  1201 West Peachtree Street
                  Atlanta, GA 30309
                  Attention: Marci P. Schmerler
                  TELECOPY: 404-881-7777
                  -----------------------

                  If to Purchaser:
                  ---------------

                  PREIT Associates, L.P
                  The Bellevue, Third Floor
                  200 South Broad Street
                  Philadelphia, PA  19102
                  Attention: Bruce Goldman, Esquire
                  TELECOPY: 215-546-7311
                  -----------------------

                  with a copy to:  Purchaser's Counsel

                  Drinker Biddle & Reath LLP
                  1000 Westlakes Drive
                  Suite 300
                  Berwyn, PA  19312
                  Attention: John W. Fischer, Esquire
                  TELECOPY: 610-993-8585
                  ----------------------

         10.6 Binding Effect. This Agreement shall not be binding in any way upon Seller unless and until (a) Seller shall execute and deliver the same to Purchaser, (b) each stage of Seller's investment approval process has approved this transaction, and (c) Seller's Investment Committee has thereafter given its written approval thereof. If Seller has not given Purchaser written notice (the "Approval Notice") of such approvals on or before April 1, 2002 (the "Approval Deadline"), or if prior to the Approval Deadline Seller notifies Purchaser in writing that this Agreement has been disapproved by the persons or entities referred to in clauses (b) or (c) of the preceding sentence, then this Agreement shall be deemed terminated and Purchaser shall be entitled to the return of the Earnest Money. It is understood and agreed that at each stage of Seller's investment approval process, Seller or its investment advisor, Lend Lease Real Estate Investments, Inc., shall each have the right, in its unfettered discretion, to disapprove the transaction contemplated by this Agreement for any reason whatsoever, without obligation thereafter to proceed to the next stage of Seller's investment approval process. Seller's approval of this Agreement shall be evidenced only by both Seller's execution of this Agreement and Seller's (or Seller's representative) sending of the Approval Notice to Purchaser prior to the Approval Deadline and, accordingly, Purchaser acknowledges and agrees that Purchaser cannot and will not rely upon any other statement or action of Seller or its representatives as evidence of Seller's approval of this Agreement or the subject matter hereof.

         This Agreement shall not be binding in any way upon Purchaser unless and until (a) Purchaser shall execute and deliver the same to Seller, and (b) the Board of Trustees of Pennsylvania Real Estate Investment Trust ("PREIT") has thereafter given its written approval thereof. If Purchaser has not given Seller written notice (the "PREIT Notice") of such approval on or before March 29, 2002 (the "PREIT Deadline"), or if prior to the PREIT Deadline Purchaser notifies Seller in writing that this Agreement has been disapproved by the PREIT Board, then this Agreement shall be deemed terminated and Purchaser shall be entitled to the return of the Earnest Money. Purchaser's approval of this Agreement shall be evidenced only by both Purchaser's execution of this Agreement and Purchaser's sending of the PREIT Notice to Seller prior to the PREIT Deadline and, accordingly, Seller acknowledges and agrees that Seller cannot and will not rely upon any other statement or action of Purchaser or its representatives as evidence of Purchaser's approval of this Agreement or the subject matter hereof.

         10.7 Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

         10.8 Tenant Notification Letters. Purchaser shall deliver to each and every tenant of the Property under a Lease thereof a signed statement acknowledging Purchaser's receipt and responsibility for each tenant's security deposit (to the extent delivered by Seller to Purchaser at Closing), if any, all in compliance with and pursuant to the applicable provisions of applicable law. The provisions of this paragraph shall survive Closing.

         10.9 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State of Georgia, the State of New York, State of California, or in which the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5:00 p.m., local time.

         10.10 Successors and Assigns. The terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

         10.11 Entire Agreement. This Agreement, including the Exhibits, contains the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

         10.12 Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property. The provisions of this Section 10.12 shall survive Closing.

         10.13 Counterparts. This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement.

         10.14 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

         10.15 Applicable Law. THIS AGREEMENT IS PERFORMABLE IN THE STATE IN WHICH THE PROPERTY IS LOCATED AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE FEDERAL LAWS OF THE UNITED STATES AND THE LAWS OF SUCH STATE. SELLER AND PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE IN WHICH THE PROPERTY IS LOCATED IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN THE STATE IN WHICH THE PROPERTY IS LOCATED. PURCHASER AND SELLER AGREE THAT THE PROVISIONS OF THIS SECTION 10.15 SHALL SURVIVE THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

         10.16 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

         10.17 Exhibits and Schedules. The following schedules or exhibits attached hereto shall be deemed to be an integral part of this Agreement:

Exhibits:
                   Exhibit A -      Legal Description of the Fee Parcel

                   Exhibit A -1     Legal Description of the Leasehold Parcel

                   Exhibit A -2     Legal Description of the Co-tenancy Parcel

                   Exhibit B -      Certain Permitted Exceptions

                   Exhibit C -      Personal Property

                   Exhibit C-1      Specific Personal Property

                   Exhibit D -      Lease Schedule

                   Exhibit D-1      Estoppels Received/Accepted

                   Exhibit E -      Operating Agreements Schedule

                   Exhibit F -      Tenant Estoppel Form

                   Exhibit F-1 -    Anchor Estoppel Form

                   Exhibit F-2 -    Seller's Certificate Form

                   Exhibit G -      Form of Seller's Title Affidavit

                   Exhibit H -      Form of Manager's Indemnity
Schedules:
                   Schedule 1 -     Form of Deed

                   Schedule 2 -     Form of Ground Lease Assignment

                   Schedule 3 -     Form of Bill of Sale

                   Schedule 4 -     Form of Lease Assignment

                   Schedule 5 -     Form of Operating Agreement Assignment

                   Schedule 6 -     Form of REA Agreement Assignment

         10.18 Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

         10.19 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

         10.20 Termination of Agreement. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

         10.21. SEC Reporting Requirements. From and after the date hereof until eighteen months after the Closing (the "Reporting Period"), at no cost, expense, liability or recourse to Seller and without any representation or warranty of Seller (express or implied) of any kind, Seller agrees, from time to time, but not more frequently than twice during the Reporting Period, upon reasonable advance written notice from Purchaser and during ordinary business hours, to provide Purchaser and its representatives access to Seller's property level financial and other relevant related information pertaining exclusively to Seller's ownership and operation of the Property during Seller's period of ownership of Property (other than the Excluded Materials) as is relevant and reasonably necessary to enable Purchaser to comply with applicable reporting rules issued by the Securities and Exchange Commission and applicable to Purchaser, and then only to the extent such information is reasonably available and in Seller's possession.

         10.22 Survival. The provisions of the following Sections of this Agreement shall survive Closing and shall not be merged into the execution and delivery of the Deed: 3.1(b); 4.2(j); 4.4; 5.3; 5.6; 8.1; 9.3; 10.1; 10.4; 10.8;
10.12; 10.15, 10.21 and 10.23.

         10.23 Post Closing Parking Covenants. Without limiting any other obligations or duties of Purchaser contained herein or to be contained in any closing document to be delivered by Purchaser at Closing, at and upon the Closing, Purchaser (for itself and its successors and assigns) hereby assumes all obligations, duties and liabilities of Seller under the Leases and REA Agreement to install parking or additional parking, at no cost or expense to Seller, as is necessary to satisfy the requirements of the Leases (including without limitation the JC Penney Lease) and the REA Agreement with respect to current or future parking requirements thereunder, whether or not such obligations, duties or liabilities arise or accrue before or after Closing and notwithstanding the possible existence of any default by Seller with respect to such obligations or duties. Such assumption by Purchaser of Seller's obligations, liabilities and duties with respect to parking as aforesaid shall be effective automatically at Closing without the need of any further documentation and such assumption obligation shall expressly survive the Closing of the transaction contemplated by this Agreement.



                         [EXECUTION ON FOLLOWING PAGES]

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.


SELLER:

CALIFORNIA PUBLIC EMPLOYEES' RETIREMENT SYSTEM


By: /s/ Alfonso Fernandez
    -----------------------------
    Name:  Alfonso Fernandez
    Title: Portfolio Manager



                    [Purchaser's Signature on Following Page]

Signature Page to Purchase Agreement (Beaver Valley Mall, PA)




PURCHASER:

PREIT ASSOCIATES, L.P.


By:     PENNSYLVANIA REAL ESTATE
        INVESTMENT TRUST, its general partner

        By: /s/ George Rubin
           -------------------------------------------------
                George Rubin, Trustee